Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Carbonite, Inc.

at

$15.00 Net Per Share

by

Copper Holdings, Inc.

a wholly owned subsidiary of

j2 Global, Inc.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated December 24, 2014 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Copper Holdings, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of j2 Global, Inc., a Delaware corporation (“j2”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Carbonite, Inc., a Delaware corporation (“Carbonite”), at $15.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $15.00, net to you in cash, without interest and less any required withholding taxes.

2. The Offer and withdrawal rights expire at 5:00 P.M., New York City time, on January 26, 2015, unless extended (as extended, the “Expiration Date”).

3. Consummation of the Offer is conditioned upon, among other things, (i) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and any necessary approvals or waiting periods under the laws of any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated or obtained, as applicable, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer on antitrust grounds, as described herein, (ii) Carbonite not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or j2’s ability to acquire the Shares or Carbonite or otherwise diminishing the expected value to j2 of the acquisition of Carbonite and (iii) the Purchaser being satisfied, in its reasonable judgment, that it will not be subject to the restrictions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). In particular, this condition would be satisfied if (a) the board of directors of Carbonite (the “Carbonite Board”) approves the acquisition of Shares in the Offer for purposes of Section 203 or (b) upon consummation of the Offer, the Purchaser acquires a number of Shares validly tendered and not validly withdrawn which, together with the Shares then owned by j2 and its subsidiaries, represent more than 85% of the total number of Shares outstanding (excluding

Shares owned by (x) persons who are directors and also officers of Carbonite and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange). There is, however, no condition that a minimum percentage of the outstanding Shares be tendered. Provided that the condition set forth in clause (iii) above is satisfied or waived, including by way of the approval of the Carbonite Board as described above, and all other conditions are satisfied or waived, the Purchaser will purchase all Shares validly tendered and not validly withdrawn before the expiration of the Offer.

4. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Carbonite, Inc.

at

$15.00 Net Per Share

Copper Holdings, Inc.

a wholly owned subsidiary of

j2 Global, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 24, 2014, and the related Letter of Transmittal, in connection with the offer by Copper Holdings, Inc. to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Carbonite, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:		SIGN HERE

Shares*
Signature(s)

Dated	, 2015
Name(s)

*Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.
Address(es)

Zip Code

3